Exhibit 10.3

Private & Confidential

February 7, 2020

Michael Goss

Re:      Retention Bonus Award Agreement

Dear Mike:

As you are aware, Care.com, Inc. (the “Company”) has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated December 20, 2019, with IAC/InterActiveCorp (“IAC”), pursuant to which the Company will become a wholly owned subsidiary of IAC (the consummation of the transactions contemplated by the Merger Agreement, the “Closing”). In connection with the anticipated transaction with IAC, the Company is pleased to inform you that you are eligible to receive a cash retention award (the “Retention Bonus”) pursuant to the terms set forth in this letter agreement (the “Award Agreement”).

1.            Retention Bonus. Subject to the terms hereof, you will be eligible to receive a Retention Bonus equal to one hundred fourteen thousand dollars ($114,000.00).

2.            Vesting.

(a)          50% of the Retention Bonus will vest upon the Closing (the “First Vesting Date”), and the remaining 50% of the Retention Bonus will vest on the date that is six months following the Closing (the “Second Vesting Date” and, together with the First Vesting Date, the “Vesting Dates”), in each case, subject to the your continued service with the Company or one of its subsidiaries through the applicable Vesting Date; provided that if your employment is terminated by the Company without Cause (as defined below) or by you for Good Reason prior to any Vesting Date, and subject to (i) your execution and non-revocation of a release agreement in the form attached to that certain Executive Severance Agreement between you and the Company dated as of February 7, 2020 (your “Executive Severance Agreement”) and (ii) your continued compliance with Sections 9 and 10, the Retention Bonus will immediately vest upon such termination of employment and shall be paid to you as soon as practicable following your termination date and, in any event, no later than thirty (30) days following your termination date.

(b)          For purposes of this Award Agreement, “Cause” shall mean Cause as defined in your Executive Severance Agreement and “Good Reason” shall mean Good Reason as defined in your Executive Severance Agreement.

3.            Circumstances under which the Retention Bonus Will Not be Paid. If your employment terminates for any reason other than a termination of employment by the Company without Cause or by you for Good Reason prior to any Vesting Date, you will not be eligible to receive any then-unvested portion of the Retention Bonus and any then-unvested portion of the Retention Bonus shall be forfeited upon such termination of employment.

4.            Payment of the Retention Bonus. Except as otherwise provided herein, any portion of the Retention Bonus that becomes vested pursuant to Section 2(a) hereof will be paid to you as soon as practicable following the applicable Vesting Date and, in any event, no later than thirty (30) days thereafter.

5.            Tax Withholding. You acknowledge and agree that the Company will be entitled to withhold from amounts to be paid to you hereunder any federal, state or local withholding or other taxes that the Company is required to withhold.

6.            No Right of Employment. Neither this Award Agreement, nor any modification thereof, nor the payment of any benefits shall be construed as giving you the right to be retained in the service of the Company or any of its affiliates.

7.            Entire Agreement. This Award Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between or among you and the Company with respect hereof; provided, however, that nothing in this Award Agreement shall shorten or reduce your confidentiality, intellectual property and other restrictive covenant obligations set forth in any other agreement by and between you and the Company.

8.            Section 409A Compliance. The intent of the parties is that payments and benefits under this Award Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”), and accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company for purposes of any payments under this Award Agreement which are subject to Section 409A until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.  Each amount to be paid or benefit to be provided under this Award Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Award Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Award Agreement during the six (6)-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six (6) months following your separation from service (or, if earlier, death).  To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to you under this Award Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one year may not effect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Award Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. You shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

9.            Acknowledgements. You agree to maintain the confidentiality of this Award Agreement and to refrain from disclosing or making reference to its terms, except (a) as required by law; (b) with your accountant or attorney for the sole purposes of obtaining financial or legal advice; or (c) with your immediate family members (the parties in clauses (b) and (c), “Permissible Parties”), if such Permissible Parties agree in advance of any disclosure or reference to keep the terms and existence of this Award Agreement confidential).

10.          Cooperation. To the extent requested by the Company or IAC and at mutually agreeable times and upon reasonable notice from the Company or IAC, you agree to assist the Company in the prosecution or defense of any threatened or pending litigation, administrative proceeding, or government investigation in which the Company or any of its affiliates is a party and which concerns matters arising during the term of your employment by the Company, including but not limited to providing requested information, reviewing documents or other information concerning your employment with the Company (but not any claims arising under this Award Agreement), participating in telephonic and/or in-person meetings and preparing materials to assist with such actual or threatened legal action. The Company will use commercially reasonable efforts to arrange such cooperation so as not to unreasonably interfere with your subsequent employment or business ventures or academic pursuits, including to the extent practical scheduling such cooperation outside of business hours at your request. You agree to maintain the confidentiality of any information that you learn in the course of providing the foregoing cooperation. You further agree to use reasonable efforts to promptly notify the Company’s or IAC’s General Counsel by phone and electronic mail, in the event you are contacted by anyone regarding any pending or threatened litigation, administrative proceeding, or government investigation in which the Company is involved in any manner. The Company agrees to reimburse you for any reasonable out-of-pocket costs and expenses associated with such cooperation.

11.          Permitted Disclosures. The parties acknowledge and agree that nothing in this Award Agreement or any other agreement you may have with the Company prevents or shall be construed to prevent you from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation, or from receiving an award for information provided to any such government agencies. Furthermore, in accordance with 18 U.S.C. § 1833, the Company hereby notifies you that: (a) you shall not be in breach of this Award Agreement, this Award Agreement or any other agreement you may have with the Company, and shall not be held criminally or civilly liable under any Federal or State trade secret law (i) for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to your attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (b) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney, and may use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.

12.          Amendment; Condition. This Award Agreement may be amended only in writing signed by both parties. This Award Agreement will be null and void in the event the purchase of the Company by IAC/InterActiveCorp does not occur.

13.          Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the Commonwealth of Massachusetts applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles that would result in the application of the laws of another jurisdiction.

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We are pleased to be able to provide you with this incentive and look forward to your active participation during this important time for the Company.

Yours sincerely,

Care.com, INC.

By:	/s/ Melanie Goins
Name: Melanie Goins
Title: General Counsel

ACKNOWLEDGED AND AGREED:

Signature:	/s/ Michael Goss

Name (Print):	Michael Goss

Date:	2/7/2020

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